                                                                Exhibit 99.13.01


                    ML PRINCIPAL PROTECTION L.P.
                    (A DELAWARE LIMITED PARTNERSHIP)

                    Financial Statements for the years ended
                    December 31, 2004, 2003 and 2002 and
                    Report of Independent
                    Registered Public Accounting Firm


[MERRILL LYNCH LOGO]

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                       1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2004 and 2003                          2

  Statements of Income for the years ended December 31, 2004, 2003 and 2002                   3

  Statements of Changes in Partners' Capital for the years ended December 31, 2004,
      2003 and 2002                                                                           4

  Financial Data Highlights for the year ended December 31, 2004                              5

  Notes to Financial Statements                                                            6-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners of
 ML Principal Protection L.P.:

We have audited the accompanying statements of financial condition of ML Principal Protection L.P. (the "Partnership") as of December 31, 2004 and 2003, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 2004 and the financial data highlights for the year ended December 31, 2004. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Principal Protection L.P. as of December 31, 2004 and 2003, and the results of its operations, changes in its partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 28, 2005

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                         2004              2003
                                                                    ---------------   ---------------
ASSETS:

Equity in commodity futures trading accounts:
  Cash                                                              $       509,498   $       503,091
Investment in MM LLC                                                              -        15,441,696
Receivable from MM LLC                                                   13,053,547                 -
Accrued interest receivable                                                     964               389
                                                                    ---------------   ---------------

      TOTAL                                                         $    13,564,009   $    15,945,176
                                                                    ===============   ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

  Redemptions payable                                               $        79,561   $       392,038
  Payable to MM LLC                                                         430,901           111,442
                                                                    ---------------   ---------------

    Total liabilities                                                       510,462           503,480
                                                                    ---------------   ---------------

PARTNERS' CAPITAL:

 General Partner (146,547 and 123,681 Units)                                160,719           159,703
 Limited Partners (11,758,530 and 11,785,836 Units)                      12,892,828        15,281,993
                                                                    ---------------   ---------------

    Total partners' capital                                              13,053,547        15,441,696
                                                                    ---------------   ---------------

      TOTAL                                                         $    13,564,009   $    15,945,176
                                                                    ===============   ===============

NET ASSET VALUE PER UNIT (Note 6)

See notes to financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                         2004               2003               2002
                                                                    ---------------    ---------------    ---------------
TRADING REVENUES:

Trading profit (loss):

  Realized                                                          $     1,783,605    $     3,053,369    $     1,544,945
  Change in unrealized                                                     (626,506)           (28,995)           404,007
  Settlement proceeds (Note 9)                                                    -                  -            308,142
                                                                    ---------------    ---------------    ---------------

    Total trading revenues                                                1,157,099          3,024,374          2,257,094
                                                                    ---------------    ---------------    ---------------

INVESTMENT INCOME:

Interest                                                                    173,439            180,856            364,235
                                                                    ---------------    ---------------    ---------------

EXPENSES:

Brokerage commissions                                                       974,435          1,166,016          1,142,131
Administrative fees                                                          33,581             40,027             38,071
Profit Shares                                                               216,979            437,466            273,852
                                                                    ---------------    ---------------    ---------------

      Total expenses                                                      1,224,995          1,643,509          1,454,054
                                                                    ---------------    ---------------    ---------------

NET INVESTMENT LOSS                                                      (1,051,556)        (1,462,653)        (1,089,819)
                                                                    ---------------    ---------------    ---------------

NET INCOME                                                          $       105,543    $     1,561,721    $     1,167,275
                                                                    ===============    ===============    ===============

NET INCOME PER UNIT:

  Weighted average number of General Partner and Limited Partner
  Units outstanding                                                      12,844,606         13,571,725            172,404
                                                                    ===============    ===============    ===============

  Net income per weighted average General Partner and Limited
  Partner Unit                                                      $        0.0082    $        0.1151    $          6.77
                                                                    ===============    ===============    ===============

Substantially all items of income and expense are derived from the investment in MM LLC (Note 2).

See notes to financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                            GENERAL            LIMITED
                                                          UNITS             PARTNER           PARTNERS             TOTAL
                                                     ---------------    ---------------    ---------------    ---------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2001                                          191,545    $       233,900    $    21,071,380    $    21,305,280

Net income                                                         -             14,013          1,153,262          1,167,275

Distributions                                                      -             (2,890)          (232,557)          (235,447)

Redemptions                                                  (42,238)           (60,002)        (4,736,544)        (4,796,546)
                                                     ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002                                          149,307            185,021         17,255,541         17,440,562

Consolidation of shares (Note 6)                          14,633,051                 59              5,440              5,499

Net income                                                         -             18,243          1,543,478          1,561,721

Distributions                                                      -               (653)           (61,634)           (62,287)

Redemptions                                               (2,872,841)           (42,967)        (3,460,832)        (3,503,799)
                                                     ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2003                                       11,909,517            159,703         15,281,993         15,441,696

Consolidation of shares (Note 6)                           2,266,687                  -                314                314

Net income                                                         -              1,016            104,527            105,543

Redemptions                                               (2,271,127)                 -         (2,494,006)        (2,494,006)
                                                     ---------------    ---------------    ---------------    ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2004                                       11,905,077    $       160,719    $    12,892,828    $    13,053,547
                                                     ===============    ===============    ===============    ===============

See notes to financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                     SERIES A 2003       SERIES 2004*        SERIES S
                                                                    ---------------    ---------------    ---------------
PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of period (Note 6)                       $        1.1015    $        1.0000    $        124.76

Realized trading profit                                                      0.1380             0.1252              15.60
Change in unrealized trading profit (loss)                                  (0.0489)           (0.0444)             (5.54)
Interest income                                                              0.0139             0.0120               1.50
Expenses                                                                    (0.0958)           (0.0872)            (11.15)
                                                                    -----------------------------------------------------

Net asset value, end of period                                      $        1.1087    $        1.0056    $        125.17
                                                                    =====================================================

TOTAL RETURN:

Total return before Profit Shares                                              2.14%              2.06%              1.84%
Profit Shares                                                                 -1.56%             -1.58%             -1.58%
Total return                                                                   0.65%              0.56%              0.33%

RATIOS TO AVERAGE NET ASSETS:

Expenses (excluding Profit Shares)                                             7.29%              7.29%              7.49%
Profit Shares                                                                  1.57%              1.59%              1.53%
                                                                    -----------------------------------------------------
Expenses                                                                       8.86%              8.88%              9.02%
                                                                    =====================================================

Net investment loss                                                           -7.59%             -7.67%             -7.81%
                                                                    =====================================================

*Series 2004 units were issued on January 2, 2004.

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Principal Protection L.P (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on January 3, 1994 and commenced trading activities on October 12, 1994. Through December 31, 2004, the Partnership engaged, through a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Effective December 31, 2004 after the close of business, MM LLC redeemed all of the Partnership's units and proceeds of $13,053,547 were invested in ML Global Horizons L.P. ("Global Horizons"), that has an investment strategy similar to MM LLC. Merrill Lynch Investment Managers, LLC ("MLIM LLC") is the general partner of the Partnership and is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. All of the Partnership's assets are held in accounts maintained at MLPF&S. MLIM LLC intends to maintain a general partner's interest of at least 1% of the total capital in each series of units. MLIM LLC and the Limited Partners share in the trading revenues and interest income of the Partnership in proportion to the respective interests in the Partnership.

     Other multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM LLC, including the Partnership, allocate their assets to a number of the same independent advisors (the "Advisors"). These Multi-Advisor Funds invested in MM LLC, which operated a single account with each Advisor selected. MM LLC was managed by MLIM LLC, had no investors other than the Multi-Advisor Funds and served solely as the vehicle through which the assets of such Multi-Advisor Funds were combined in order to be managed through single rather than multiple accounts.

     The following notes relate to the operations of the Partnership through its investment in MM LLC. As of December 31, 2004 (prior to MM LLC liquidation), 2003 and 2002, the Partnership's percentage of ownership share of MM LLC was 13.44%, 11.02% and 9.39%, respectively. MLIM LLC selected the Advisors to manage MM LLC's assets, and allocated and reallocated such trading assets among existing, replacement and additional Advisors.

     The Partnership may issue different series of units of limited partnership interest ("Units") generally as of the beginning of each calendar quarter. The Partnership is currently not open to new investment. Each series has its own Net Asset Value per Unit. All series, regardless of when issued, traded through MM LLC and will trade through Global Horizons, under the direction of the same combination of independent advisors (the "Advisors"), chosen from time to time by MLIM LLC to manage the trading.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income of MM LLC

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in "realized trading profit
     (loss)" on the Statements of Income.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM LLC pays all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership through MM LLC (See
     Note 3).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     The Financial Accounting Standards Board ("FASB") has issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required to be redeemed at a specific date or upon an event certain to occur

     The limited Partners' financial interests are not required to be redeemed at a specific date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the redemption is received from the limited partner. The adoption of FAS 150 will not have a material impact on the financial statements of the Partnership.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2024 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   INVESTMENT IN MM LLC

     The financial statements of MM LLC are bound together with this report and should be read in conjunction with the Partnership's financial statements. Effective December 31, 2004, MM LLC liquidated and the fair value of the Partnership's investment is reflected in "Receivable from MM LLC" on the Statement of Financial Condition. The investment in MM LLC as of December 31, 2003 is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as an investor.

     All income and expense for the Partnership was derived from its investment in MM LLC, based on the Partnership's proportionate share of MM LLC's revenues and expenses.

3.   RELATED PARTY TRANSACTIONS.

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets. The Partnership's U.S. dollar assets invested in MM LLC are also maintained at MLPF&S. Merrill Lynch credits MM LLC with interest in the same manner. The Partnership indirectly receives this interest through its investment in MM LLC.

     Merrill Lynch charges the Partnership, through its investment in MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

     The Partnership pays brokerage commissions to MLPF&S in respect of each series of Units at a flat monthly rate of .604 of 1% (a 7.25% annual rate) of such series' month-end trading assets invested in MM LLC except for Series S. Series S pays a flat monthly rate of .625 of 1% (a 7.50% annual rate). The Partnership also pays MLIM LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's total month-end trading assets. Assets committed to trading are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S pays the Advisors annual consulting fees up to 2.50% of the Partnership's average month-end trading assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

4.   ANNUAL DISTRIBUTIONS

     The Partnership makes annual fixed-rate distributions, payable irrespective of profitability, of $3.50 per Unit on Units issued prior to May 1, 1997 until the Principal Assurance Date (see Note 8). The Partnership may also pay discretionary distributions on such series of Units of up to 50% of any Distributable New Appreciation, as defined, on such Units. No distributions are payable on Units issued after May 1, 1997. For the years ended December 31, 2004, 2003 and 2002, the Partnership made the following distributions:

                           DISTRIBUTION       FIXED-RATE       DISCRETIONARY
               SERIES          DATE          DISTRIBUTION      DISTRIBUTION
             ----------   ---------------   ---------------   ---------------
     2004
                none

     2003
              Series F           1/1/2003   $          3.50   $             -
              Series G           4/1/2003              3.50                 -
              Series H           7/1/2003              3.50                 -

     2002
              Series B           1/1/2002   $          3.50   $             -
              Series C           4/1/2002              3.50                 -
              Series D           7/1/2002              3.50                 -
              Series E          10/1/2002              3.50                 -
              Series F           1/1/2002              3.50                 -
              Series G           4/1/2002              3.50                 -
              Series H           7/1/2002              3.50                 -

5.   ADVISORY AGREEMENTS

     MM LLC and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew annually after they are entered into, subject to certain rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures, forwards and option on forward contract trades to be made on behalf of their respective MM LLC accounts, subject to certain rights reserved by MLIM LLC.

     Profit Shares, generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor individually, irrespective of the overall performance of any series, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, including unit redemptions, are paid by MM LLC to the appropriate Advisors to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.   NET ASSET VALUE PER UNIT

     Prior to the opening of business on January 2, 2004, Series G, H, and O through R, those series whose guarantee had come to term on or before December 31, 2003, but after December 31, 2002, were consolidated into a new series, Series G 2004, with a $1.00 per Unit Net Asset Value. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units at December 31, 2003. The consolidation had no adverse economic effect on the investors. MLIM LLC contributed $314 to the

     Partnership, the amount necessary due to the effects of rounding, to insure all investors received Units equal in value to their original holdings at December 31, 2003. The following is a listing of the number of new Units each investor received of Series 2004 for each Unit of their original series holding.

                     NUMBER
      SERIES        OF UNITS
      ------        --------
     G               110.859969
     H               102.336331
     O               129.904347
     P               132.546751
     Q               122.531124
     R               123.779041

     Prior to the opening of business on January 2, 2004, Series G, H, and O through R, those series that had come to term on or before December 31, 2003, but after December 31, 2002, were consolidated into a new series, Series 2004, with a $1.00 per Unit Net Asset Prior to the opening of business on January 2, 2003, Series A through F and K through N, those series whose guarantee had come to term on or before December 31, 2002, were consolidated into a new series, Series A 2003, with a $1.00 per Unit Net Asset Value. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units at December 31, 2002. The consolidation had no adverse economic effect on the investors. MLIM LLC contributed $5,499 to the Partnership, the amount necessary due to the effects of rounding, to insure that all investors received Units equal in value to their original holdings at December 31, 2002. The following is a listing of the number of new Units each investor received of Series A 2003 for each Unit of their original series holding.

                        NUMBER
            SERIES     OF UNITS
            ------     --------
         A               122.021960
         B               117.269077
         C               115.242141
         D               112.085339
         E               111.088709
         F               104.084994
         K               123.799970
         L               120.674078
         M               122.310644
         N               117.973383

     At December 31, 2004, the Net Asset Values of the different series of Units are as follows:

                                                  NUMBER        NET ASSET VALUE
                            NET ASSET VALUE      OF UNITS          PER UNIT
                            ---------------------------------------------------
     Series A 2003 Units    $    11,000,919         9,922,463   $        1.1087
     Series 2004 Units            1,993,167         1,982,139            1.0056
     Series S Units                  59,461               475            125.17
                            ---------------   ---------------
                            $    13,053,547   $    11,905,077
                            ===============   ===============

     At December 31, 2003, the Net Asset Values of the different series of Units are as follows:

                                                  NUMBER        NET ASSET VALUE
                            NET ASSET VALUE      OF UNITS          PER UNIT
                            ---------------------------------------------------
     Series A 2003 Units    $    13,096,718        11,889,700   $        1.1015
     Series G Units                 415,800             3,752            110.82
     Series H Units                 495,479             4,842            102.33
     Series O Units                 599,734             4,616            129.90
     Series P Units                 251,706             1,899            132.55
     Series Q Units                  77,950               636            122.52
     Series R Units                 445,046             3,596            123.76
     Series S Units                  59,263               475            124.76
                            ---------------   ---------------
                            $    15,441,696   $    11,909,517
                            ===============   ===============

7.   WEIGHTED AVERAGE UNITS

     Weighted average number of Units outstanding is computed for purposes of computing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2004, 2003 and 2002 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed or issued based on the respective length of time each was outstanding during the year.

8.   MERRILL LYNCH & CO., INC. GUARANTEE

     Merrill Lynch guaranteed to the Partnership that the Partnership would have sufficient Net Assets, as of the Principal Assurance Date for Series A through S of Units, that the Net Asset Value per Unit would equal, after reduction for all liabilities to third parties and all distributions paid in respect of such Units, not less than $100. The Principal Assurance Dates for Series A through Series R, and Series S came to term on or before December 31, 2003 and March 31, 2004, respectively and were not renewed. The Series S Units remain outstanding, with 100% of their assets allocated to trading, without any "principal protection" feature and no longer pay annual distributions.

9.   COPPER SETTLEMENT

     The Partnership, as a member of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August 2002.

10.  FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership invests indirectly in derivative instruments as a result of its investment in MM LLC, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which cannot be presented on the financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by MM LLC as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

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

11.  SUBSEQUENT EVENT

     Prior to the opening of business on January 2, 2005, Series A 2003, Series 2004 and Series S were consolidated into a new Series, Series 2005, with a $1.00 Unit Net Asset Value. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units at December 31, 2004. The consolidation had no adverse economic effect on the investors. The General Partner contributed $733 to the Partnership, the amount necessary due to the effects of rounding, to insure that all investors received Units equal in value to their original holdings at December 31, 2004. The following is a listing of the number of new Units each investor received of Series 2005 for each Unit of their original series holding.

                       NUMBER
            SERIES    OF UNITS
            ------    --------
          A 2003          1.108721
          2004            1.005565
          S             125.174168


                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                     Merrill Lynch Investment Managers, LLC
                               General Partner of
                          ML Principal Protection L.P.

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